Exhibit 99.1
FOR IMMEDIATE RELEASE:            Sept. 23, 2026

SiEnergy reaches settlement in Texas general rate case

PORTLAND, Ore., Sept. 23, 2026 – NW Natural Holding Company (NYSE: NWN) announced today that its wholly owned subsidiaries SiEnergy Gas, LLC and its gas distribution affiliates (together SiEnergy) reached a settlement with key parties in their Texas general rate case. The parties to the settlement include the staff of the Railroad Commission of Texas (RRC) and the cities served by SiEnergy. The settlement was filed with the RRC on Sept. 22 and remains subject to RRC approval.

If approved, the settlement would resolve all items in the general rate case. It provides for an $8.6 million increase in the annual revenue requirement, compared with SiEnergy’s original request of $12.0 million. The settlement also provides for a capital structure of 59.75% equity and 40.25% long-term debt, a return on equity of 9.8%, and an overall cost of capital of 8.0%.

The settlement reflects rate base of $343 million, an increase of $177 million since the last rate case in 2023. It also permits the consolidation of SiEnergy Gas, LLC and its gas distribution entities. If approved, new rates are expected to take effect in November 2026.

The settlement establishes the factors necessary for SiEnergy’s future participation in the Grid Reliability Infrastructure Program (GRIP), which enables interim rate adjustments based upon the change in net plant investments during the prior year. To participate in the program, SiEnergy would need to make its initial GRIP filing within two years of its rate case filing.

“I’m proud of the collaborative process with parties and believe the settlement represents a balanced outcome for our customers and other stakeholders,” said June Dively, President of SiEnergy. “Importantly, after the rate case, SiEnergy’s rates are projected to be in line with our peer utilities. The settlement supports continued investment in system reliability while maintaining our focus on growth, affordability and disciplined cost management.”

NW Natural Holding Company acquired SiEnergy Operating, LLC on Jan. 8, 2025. SiEnergy Operating owns SiEnergy Gas, LLC and other entities and completed its acquisition of Pines Gas, LLC and Pines Development, LLC on June 3, 2025.

ABOUT NW NATURAL HOLDINGS

Exhibit 99.1
Northwest Natural Holding Company (NYSE: NWN) is headquartered in Portland, Oregon and has operated for more than 167 years. It owns Northwest Natural Gas Company (NW Natural), the Company's long-standing natural gas utility serving the Pacific Northwest; SiEnergy Operating, LLC (SiEnergy), a fast-growing natural gas utility serving key Texas markets; NW Natural Water Company (NW Natural Water), an expanding water and wastewater utility; and additional business interests. Together, NW Natural Holdings provides essential energy and water services to nearly one million customers across seven states. The Company has a longstanding commitment to safety, environmental stewardship and supporting its employees and communities, and consistently leads the industry in J.D. Power customer satisfaction. Additional information is available at nwnaturalholdings.com.

FORWARD-LOOKING STATEMENTS

All forward-looking statements made in this release and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Natural Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Natural Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com